Exhibit 10.8

Execution Copy

SERIES C PREFERRED SHARE PURCHASE AGREEMENT

by and among

SERIES C INVESTORS

and

CHINACACHE INTERNATIONAL HOLDINGS LTD.

and

THE OTHER PARTIES NAMED HEREIN

December 11, 2009

SERIES C PREFERRED SHARE PURCHASE AGREEMENT

This SERIES C PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on December 11, 2009 by and among the following parties:

A.                                   ChinaCache International Holdings Ltd. (the “Company”), a Cayman Islands exempted company whose registered address is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands;

B.                                     Song Wang  (PRC Identity Card No.            ) and Xiao-Hong Kou  (PRC Identity Card No.             ) (each a “Key Party” and together, the “Key Parties”);

C.                                     ChinaCache Network Technology (Beijing) Limited  (the “PRC Subsidiary”), a wholly-foreign owned enterprise established under the laws of the PRC whose registered address is at No. 8A, Langqiuyuan, Tayuan, Haidian District, Beijing 100083, People’s Republic of China;

D.                                    Beijing Blue I.T. Technologies Co., Ltd.  (“Beijing Blue I.T.”), a  limited liability company established under the laws of the PRC  whose registered address is at No. 8 A, Langqiuyuan, Tayuan, Haidian District, Beijing 100083, PRC;

E.                                      Beijing Jingtian Technology Co., Ltd.  (“Beijing Jingtian”), a  limited liability company established under the laws of the PRC whose registered address is at 2nd Floor, No. 2 Building Chuangyin Hotel,  No. 8 A, Langqiuyuan, Tayuan, Haidian District, Beijing, PRC;

F.                                      Shanghai Jnet Telcom Co., Ltd.  (“Shanghai Jnet”), a  limited liability company established under the laws of the PRC whose registered address is at Suite 221, No. 728 Guanghua Road, Minhang District, Shanghai, PRC;

G.                                     Consolidated Capital Holdings Ltd. (“CCH”), a British Virgin Islands exempted company whose registered address is at Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands;

H.                                    Harvest Century International Ltd. (“HCI”), a company organized in the British Virgin Island whose registered address is at [3rd Floor, Omar Hodge Building, Wickhams Cay I, P.O. Box 362, Road Town, Tortola, British Virgin Islands]; and

I.                                         The Series C Investors set forth on Schedule A and the Lenders set forth on Schedule A.

RECITALS:

A.                                   WHEREAS, the Company is an exempted company duly incorporated and validly existing under the laws of the Cayman Islands, whose registered address is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands;

B.                                     WHEREAS, the PRC Subsidiary is a wholly foreign-owned enterprise established on August 25, 2005 under the laws of the PRC, whose registered address is at No. 8A, Langqiuyuan, Tayuan, Haidian District, Beijing 100083, PRC; the Company owns 100% of the equity interest in the PRC Subsidiary;

C.                                     WHEREAS, Beijing Blue I.T. is a limited liability company established on June 25, 1998 under the laws of the PRC, whose registered address is at No. 8A, Langqiuyuan, Tayuan, Haidian District, Beijing 100083, PRC; Song Wang and Xiao-Hong Kou in aggregate own 100% of the equity interests of Beijing Blue I.T.;

D.                                    WHEREAS, Beijing Jingtian is a limited liability company established on September 1, 2005 under the laws of the PRC, whose registered address is at 2nd Floor, No. 2 Building Chuangyin Hotel,  No. 8 A, Langqiuyuan, Tayuan, Haidian District, Beijing, PRC; Xinxin Zheng and Huiling Ying in aggregate own 100% of the equity interests of Beijing Jingtian;

E.                                      WHEREAS, Shanghai Jnet is a limited liability company established on January 22, 2007 under the laws of the PRC, whose registered address is at Suite 221, No. 728 Guanghua Road, Minhang District, Shanghai, PRC; Yong Sha and Huiling Ying in aggregate own 100% of the equity interests of Shanghai Jnet;

F.                                      WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Series C Investors, and the Series C Investors desires to purchase from the Company, 20,512,821 Series C-1 Preferred Shares for an aggregate purchase price of US$ 8 million.

G.                                     WHEREAS, on July 29, 2008 and September 25, 2008, the Lenders provided loans in the aggregate principal amount of US$3,605,000 (the “Bridge Loans”) to the Company.  For the purposes of the Bridge Loans, (1) the Company and the Lenders (except for Intel Capital Corporation) entered into a Note Purchase Agreement on July 29, 2008 in connection with the Bridge Loans of US$3,208,000, and (2) the Company and Intel Capital Corporation entered into a Deed of Adherence (collectively with the Note Purchase Agreement, the “Note Purchase Agreement”) on September 25, 2008 in connection with an additional Bridge Loan of US$397,000.  The Company issued a promissory note (the “Note”) to each of the Lenders, evidencing the respective amounts of the Bridge Loans provided by such Lender.

To secure the Company’s obligations under the Note Purchase Agreement and the Notes, (1) on July 29, 2008 CCH entered into a Deed of Charge over Shares with the Lenders (except for Intel Capital Corporation), pursuant to which CCH charged 5,763,180 Ordinary Shares it holds in the Company to the Lenders (except for Intel Capital Corporation), and (2) on September 25, 2008 CCH entered into a Deed of Adherence (collectively with the Deed of Charge Over Shares, the “Deeds”) with Intel Capital Corporation, pursuant to which Intel Capital Corporation agreed to accede to the Deed of Charge and CCH charged additional 713,211 Ordinary Shares it holds in the Company to Intel Capital Corporation (collectively the “Share Charge”). The Company, CCH and the Lenders entered into a Supplementary Agreement dated September 25, 2008 to amend the Note Purchase Agreement, the Notes and the Deeds.

On April 29, 2009, the Company, CCH and the Lenders entered into a Supplemental Deed to extend the expiry date of the Notes to December 29, 2009.

The Note Purchase Agreement, the Notes, the Deeds, the Supplementary Agreement and the Supplemental Deed are collectively referred to as the “Bridge Loan Documents”.  Pursuant to the Bridge Loan Documents, the Bridge Loans are convertible into a total of 11,831,308 Series C-2 Preferred Shares of the Company upon the Closing (as defined below) at a conversion price of US$0.3047 per share (the “Loan Conversion”).

H.                 WHEREAS, subject to the terms and conditions set forth in this Agreement, HCI will sell to the Company, and the Company will repurchase from HCI, an aggregate of 12,436,707 Ordinary Shares (the “HCI Repurchased Shares”) at a price of US$ 0.2412 per share (the “Company Repurchase”).  After the Company Repurchase, the Company will (1) cancel the HCI Repurchased Shares and (2) allot and issue to the Series C Investors, and the Series C Investors will subscribe from the Company, an equal number of Series C-3 Preferred Shares at US$0.2412 per share upon the Closing.

I.                      WHEREAS, on April 20, 2007, an Option Agreement (the “Option Agreement”) was entered into by and among the Company, CCH, the Key Parties, and the then-current holders of Series B Preferred Shares (the “Series B Investors”), pursuant to which upon the date that the Company delivers the audited consolidated financial statements for the fiscal year ending on December 31, 2007, if the gross revenues (less tax) reflected in such financial statements reaches certain milestone (the “Revenue Milestone”), the Series B Investors shall grant to the Key Parties the options (the “Options”) to purchase an aggregate of 3,400,000 Ordinary Shares (the “Option Shares”) held by the Series B Investors.  In July 2009, the same parties entered into a Supplementary Agreement (the “Option Supplementary Agreement”), which provides, among other things, that: (1) the the Series B Investors acknowledge that the Company has achieved the Revenue Milestone; (b) the total number of Option Shares issuable to the Key Parties upon their full exercise of the Options shall be reduced from 3,400,000 to 2,400,000, and as a result, the Company shall repurchase from the Series B Investors a total of 1,000,000 Series B Preferred Shares (the “Repurchase for Option”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.                                       DEFINITIONS.

1.1                                 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any action, suit, proceeding, claim, arbitration or investigation.

“Acceleration Event” shall have the meaning ascribed to it in Section 7.22.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of a Series C Investor, shall include any Person who holds Shares as a nominee for such Series C Investor, and (c) in respect of a Series C Investor, shall also include (i) any shareholder of such Series C Investor, (ii) any entity or individual which has a direct or indirect interest in such Series C Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by Series C Investor or its fund manager, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals.  For the avoidance of doubt, no Series C Investor is or shall be deemed to be an Affiliate of any Group Company.

“Agreed M&A” shall mean the Third Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit A hereto.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Amended and Restated Investors’ Rights Agreement” shall mean the Second Amended and Restated Investors’ Rights Agreement among the Investors (as defined therein), China OperVestors Inc., the Company, the PRC Subsidiary, Beijing Blue I.T., Beijing Jingtian, Shanghai Jnet, CCH, HCI and the Key Parties to be entered into as of the Closing in substantially the form attached hereto as Exhibit B.

“Beijing Blue I.T.” is defined in the introductory paragraph D of this Agreement.

“Beijing Jingtian” is defined in the introductory paragraph E of this Agreement.

“Board” shall mean the board of directors of the Company.

“Bonus Option Agreement” shall mean the Option Agreement dated April 20, 2007 by and among the Company, the Key Parties, and the Series B Investors defined therein, as amended by the Supplementary Agreement dated July 31, 2009.

“Bridge Loans” shall have the meaning ascribed to it in Recital G.

“Bridge Loan Documents” shall have the meaning ascribed to it in Recital G.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Singapore, Hong Kong or the PRC.

“Business Plan” shall mean the Company’s annual budget and business plan as adopted by the Company’s Board of Directors.

“CCH” is defined in introductory paragraph G of this Agreement.

“Closing” shall have the meaning ascribed to it in Section 2.3.

“Company” is defined in introductory paragraph A of this Agreement.

“Company Repurchase” shall have the meaning ascribed to it in Recital H.

“Control” with respect to any third party, shall have the meaning ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party or (b) over other members of such party’s immediate family.  Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law.  The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Shares” shall mean Ordinary Shares issuable upon conversion of the Series C Preferred Shares purchased under this Agreement.

“Deeds” shall have the meaning ascribed to it in Recital G

“Disclosing Party” shall have the meaning ascribed to it in Section 8.4.

“Disclosure Schedules” shall have the meaning ascribed to it in Section 3.

“Employee Share Option Plan” shall mean the employee share option plans or stock incentive plans of the Company adopted before the Closing and to be adopted as soon as practicable after the Closing, and such other arrangements, contracts, or plans as approved by the Board and the Investors in accordance with the Amended and Restated Investors’ Rights Agreement.

“Environmental Claim” shall mean any claim, action, cause of action, investigation, or notice (written or oral) by any person or entity alleging potential liability arising out of, based on, or resulting from: (i) the presence, or release into the environment, of any Material of Environmental Concern at any location; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all laws and regulations of any jurisdiction where a Group Company is or has engaged in business activities relating to pollution or protection of human health or the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Financial Statements” shall have the meaning ascribed to it in Section 3.7.

“Governmental Authorizations” shall have the meaning ascribed to it in Section 3.14.

“Group Companies” shall mean the Company, the PRC Subsidiary, Beijing Blue I.T., Beijing Jingtian, Shanghai Jnet and each Person (except individuals) Controlled by the Company, and a “Group Company” shall mean each or any of the Group Companies.

“Group Company Inbound Technology Licenses” shall have the meaning ascribed to it in Section 3.11(e).

“Group Company Outbound Technology Licenses” shall have the meaning ascribed to it in Section 3.11(d).

“Group Company Technology” shall have the meaning ascribed to it in Section 3.11(a).

“Group Company Technology Agreements” shall have the meaning ascribed to it in Section 3.11(f).

“HCI” is defined in introductory paragraph H of this Agreement.

“HCI Repurchased Shares” shall have the meaning ascribed to it in Recital H.

“IAS” shall mean the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“Ignition” means each of Ignition Venture Partners III, L.P., a State of Delaware limited partnership; and Ignition Managing Directors Fund III, LLC, a State of Delaware limited liability company.

“Intel” means Intel Capital Corporation, a corporation incorporated in the State of Delaware of the United States of America.

“Intel Non-Disclosure Agreement” shall have the meaning ascribed to it in Section 8.5.

“Investors” shall mean the investors and subscribers of the Preferred Shares.

“Investor Group” shall mean Investor Group Asia LP., a company registered in Guernsey.

“Investor Investments” shall mean Investor Investments Asia Limited, a company registered in Guernsey.

“IPR Assignment, Non-Competition and Confidentiality Agreement” shall have the meaning ascribed to it in Section 3.19.

“JAFCO” means JAFCO Asia Technology Fund II, a Cayman Island exempted company.

“JAFCO Manager” shall have the meaning ascribed to it in Section 9.17.

“JIAP” shall have the meaning ascribed to it in Section 9.17.

“Key Party” and “Key Parties” are defined in introductory paragraph B of this Agreement.

“Lenders” shall mean Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, Starr International Cayman, Inc, SIG China Investments One, Ltd, JAFCO Asia Technology Fund II, Investor Investments Asia Limited, Investor Group Asia LP, and Intel Capital Corporation. “Lender” shall mean each or any of the Lenders.

“Loan Conversion” shall have the meaning ascribed to it in Recital G.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, and petroleum products.

“Non-Disclosing Parties” shall have the meaning ascribed to it in Section 8.4.

“Note Purchase Agreement” shall have the meaning ascribed to it in Recital G.

“Note” shall have the meaning ascribed to it in Recital G.

“Options” shall have the meaning ascribed to it in Recital I.

“Option Agreement” shall have the meaning ascribed to it in Recital I.

“Option Shares” shall have the meaning ascribed to it in Recital I.

“Option Supplementary Agreement” shall have the meaning ascribed to it in Recital I.

“Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.0001 per share.

“Person” means any corporation, company, partnership, limited liability company, other business organization or entity and any individual.

“PRC” shall mean the People’s Republic of China, for the purpose of this Agreement excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Subsidiary” is defined in introductory paragraph C of this Agreement.

“PRC Companies” shall mean the PRC Subsidiary, Beijing Blue I.T., Beijing Jingtian and Shanghai Jnet, and a “PRC Company” shall mean each or any of them.

“Preferred Shares” shall mean the Company’s preferred shares of any class or series, including Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

“Proprietary Rights” shall mean any and all worldwide, international, PRC, or foreign patents, all patent rights and all applications therefor and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.

“Purchase Price” shall mean (i) with respect to the Series C-1 Preferred Shares, the per share price of US$ 0.39, at which the Series C Investors have agreed to subscribe and the Company has agreed to allot and issue the Series C-1 Preferred Shares; (ii) with respect to the Series C-2 Preferred Shares, the per share price of US$0.3047, at which the Notes are converted into Series C-2 Preferred Shares; and (iii) with respect to the Series C-3 Preferred Shares, the per share price of US$0.2412 at which the Company has agreed to allot and issue and the Series C Investors have agreed to subscribe the Series C-3 Preferred Shares.

“Purchased Shares” shall mean (i) the Series C-1 Preferred Shares to be subscribed by the Series C Investors pursuant to Section 2.1(a) hereof, (ii) the Series C-2 Preferred Shares to be issued to the Lenders upon conversion of their Notes pursuant to the Bridge Loan Documents and Section 2.1(b) hereof, and (iii) the Series C-3 Preferred Shares to be subscribed by the Series C Investors immediately after the Company Repurchase, at the Closing.

“Qiming” means each of Qiming Venture Partners, L.P., a Cayman Islands exempted limited partnership and Qiming Managing Directors Fund, L.P., a Cayman Islands exempted limited partnership.

“Qualified IPO” shall mean a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) registered under the Securities Act and with gross proceeds to the Company of at least US$50 million and an implied pre-money valuation of US$300 million or more, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong Limited, provided such public offering is equivalent to the aforementioned in terms of offering proceeds and regulatory approval, and is approved by holders of at least fifty-one percent (51%) of the then outstanding Preferred Shares.

“Repurchase for Option” shall have the meaning ascribed to it in recital I.

“Restructuring Agreements” shall mean the agreements governed by PRC laws which were entered into by and among the PRC Subsidiary and each of Beijing Blue I.T., Beijing Jingtian, Shanghai Jnet and their respective shareholders, mainly including the Exclusive Business Cooperation Agreements, Equity Interest Pledge Agreements, Exclusive Option Agreements, Power of Attorney, and the relevant capital contribution certificates.

“Revenue Milestone” shall have the meaing ascribed to it in recital I.

“RMB” shall mean the lawful currency of the PRC.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Series A Purchase Agreement” shall mean the Series A Preferred Shares Purchase Agreement  dated September 16, 2005 by and among the Company, the PRC Companies, the Key Parties, JAFCO Asia Technology Fund II, Intel Capital (Cayman) Corporation (formerly known as Intel Capital Corporation), Investor Investments, Investor Group, CCH.

“Series B Investors” shall have the meaning ascribed to it in recital I.

“Series B Purchase Agreement” shall mean the Series B Preferred Shares Purchase Agreement dated April 11, 2007  by and among the Company, the PRC Subsidiary, Beijing Blue I.T., the Key Parties, Qiming, Ignition, JAFCO, Starr, SIG, Intel, Investor Investments, Investor Group, CCH.

“Series A Preferred Shares” shall mean the Company’s Series A Preferred Shares, par value US$0.0001 per share.

“Series B Preferred Shares” shall mean the Company’s Series B Preferred Shares, par value US$0.0001 per share.

“Series C Investors” shall mean Qiming Venture Partners, L.P., Qiming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P., Ignition Managing Directors Fund III, LLC, SIG China Investments One, Ltd, Investor Investments Asia Limited, Investor Group Asia LP, and Intel Capital Corporation. “Series C Investors” shall mean each or any of the Series C Investors.

“Series C-1 Preferred Shares” shall mean the Company’s Series C-1 Preferred Shares, par value US$0.0001 per share.

“Series C-2 Preferred Shares” shall mean the Company’s Series C-2 Preferred Shares, par value US$0.0001 per share.

“Series C-3 Preferred Shares” shall mean the Company’s Series C-3 Preferred Shares, par value US$0.0001 per share.

“Series C Preferred Shares” shall mean collectively the Company’s Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series C-3 Preferred Shares, par value US$0.0001 per share.

“Series C-1 and C-2 Pre-Money Valuation” shall have the meaning ascribed to it in Section 2.2.

“Shanghai Jnet” is defined in the introductory paragraph F of this Agreement.

“Shares” shall mean Series C Preferred Shares.

“Share Charge” shall have the meaning ascribed to it in Recital G.

“SIG” shall mean SIG China Investments One, Ltd.

“Starr” shall mean Starr International Cayman, Inc., a company registered in Cayman Islands.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the  profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Terms” shall have the meaning ascribed to it in Section 8.1.

“Trade Sale” shall have the meaning ascribed to it in Section 7.2.

“Transaction Agreements” shall mean this Agreement, the Second Amended and Restated Investors’ Rights Agreement, and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“2009 Accounts” shall have the meaning ascribed to it in Section 2.2(b).

“2009 EBITDA” shall have the meaning ascribed to it in Section 2.2(b).

“US$” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.

“UNCITRAL Rules” shall have the meaning ascribed to it in Section 9.15(b).

“Warrantors” shall mean the Company, the PRC Subsidiary, Beijing Blue I.T., Beijing Jingtian, Shanghai Jnet, HCI and the Key Parties, unless the text specifically indicates otherwise.

1.2                               Warrantor Obligations.  Where this Agreement or any Transaction Agreement places an obligation on any Warrantor, each other Warrantor shall use its best efforts to cause the obligated Warrantor to perform such obligation.

1.3                               Exhibits and Schedules.  The following annex, schedule and exhibits are a part of this Agreement and hereby are deemed incorporated herein by reference:

Schedule A	Schedule of Series C Investors and Lenders

Schedule B	Disclosure Schedules

Schedule C	Notices for Series C Investors and Lenders

Exhibit A	Amended and Restated Memorandum of Articles of Association of the Company

Exhibit B	Form of Amended and Restated Investors’ Rights Agreement

Exhibit C	Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement

Exhibit D	PRC Companies’ Articles of Association and Business Licenses

2.                                      AGREEMENT TO PURCHASE AND SELL SHARES AT THE CLOSING.

2.1                               Agreement to Purchase and Sell.

(a)                                Issue and Sale of Series C-1 Preferred Shares.  Subject to the terms and conditions hereof, at the Closing, the Company shall issue and sell to the Series C Investors, and the Series C Investors shall purchase from the Company at the Purchase Price of US$ 8 million, an aggregate of 20,512,821 Series C-1 Preferred Shares, with the respective number of Series C-1 Preferred Shares to be issued to each Series C Investor set forth opposite the name of such Series C Investor in Column C of Schedule A.  On the date of the Closing, each Series C Investor shall pay the amount of the Purchase Price set forth opposite the name of such Series C Investor in Column B of Schedule A for its respective Series C-1 Preferred Shares by wire transfer of immediately available funds to an account designated in writing by the Company and delivered to the Series C Investors at the Closing.

(b)                                Conversion of Notes into Series C-2 Preferred Shares.  Subject to the terms and conditions of this Agreement and the Notes, at the Closing, the Lenders shall convert all (but not part) of the outstanding principal of the Notes, together with all outstanding and accrued interest thereon (if any), into an aggregate of 11,831,308 Series C-2 Preferred Shares.  The respective number of Series C-2 Preferred Shares to be issued by the Company to each Lender upon conversion of its Note is as set forth opposite the name of such Lender in Column E of Schedule A.   Upon the Closing, each Lender shall deliver to the Company the original Note held by it for cancellation.

(c)                                 Company Repurchase and Issue and Sale of Series C-3 Preferred Shares.  The Series C Investors and HCI agree that, subject to the terms and conditions of this Agreement, at the Closing, (1) HCI shall sell and transfer to the Company, and the Company shall repurchase from HCI, the HCI Repurchased Shares at an aggregate consideration of US$3 million, and (2) immediately following the Company Repurchase, the Company will cancel the repurchased HCI Repurchased Shares and issue to the Series C Investors an equivalent number of Series C-3

Preferred Shares in consideration of payment by the Series C Investors of the Purchase Price therefore..  The respective number of Series C-3 Preferred Shares to be subscribed by each Series C Investor following the Company Repurchase  is as set forth opposite the name of such Series C Investor in Column G of Schedule A.  On the date of the Closing, each Series C Investor shall pay the amount of the Purchase Price for the Series C-3 Preferred Shares as set forth opposite the name of each Series C Investor in Column F of Schedule A by wire transfer of immediately available funds to an account designated in writing by the Company and delivered to the Series C Investors at the Closing.

2.2                               (a)   Pre-money Valuation.  The pre-money valuation of the Company based on which the Series C-1 Preferred Shares are issued to the Series C Investors and the Notes are converted into Series C-2 Preferred Shares is US$112.21 million (the “Series C-1 and C-2 Pre-Money Valuation”), and the pre-money valuation of the Company based on which the Company repurchases the HCI Repurchased Shares and the Series C Investors subscribe for the Series C-3 Preferred Shares from the Company is US$69.48 million, and the weighted average of the pre-money valuation of the Company of the transactions under this Agreement shall be US$95 million.

(b)   Adjustment of Series C-1 and C-2 Pre-Money Valuation.  If based on the audited and consolidated financial statements of the Company for the fiscal year ending on December 31, 2009 prepared in accordance with IAS and audited by one of the “big four” international accounting firms (the “2009 Accounts”), the 2009 EBITDA of the Company is less than RMB 113.5 million, then (i) the Series C-1 and C-2 Pre-Money Valuation shall be adjusted to the higher of (x) the figure calculated in accordance with the following formula, and (y) US$95million, and (ii) the Series C Conversion Price (as defined in the Agreed M&A) with respect to the Series C-1 Preferred Shares and the Series C-2 Preferred Shares shall be adjusted accordingly in accordance with the Agreed M&A.  If  based on the 2009 Accounts, the 2009 EBITDA of the Company equals to or is more than RMB 113.5 million, no adjustment to the Series C-1 and C-2 Pre-Money Valuation and Series C Conversion Price needs to be made.  For purposes of this Section, “2009 EBITDA” means the earnings before interest, taxes, depreciation, and amortization for the fiscal year ending on December 31, 2009.

Series C-1 and C-2 Pre-Money Valuation = (Actual EBITDA of 2009 / RMB 113.5 million) * US$112.21 million

2.3                               Closing.  The purchase and sale of the Purchased Shares shall be completed and held (the “Closing”) at the office of Beijing Blue I.T. in Beijing, China, within three (3) Business Days after the conditions to closing as set forth in Sections 5 and 6 have been fulfilled to the satisfaction of the Series C Investors, or waived by the Series C Investors, as the case may be, or at such other time and place as the Company and the Series C Investors may mutually agree upon.

2.4                               Deliveries.  At the Closing, the Company shall deliver the following items to the Series C Investors, against: (i) payment by each Series C Investor of its respective portion of the Purchase Price in connection with the Series C-1 Preferred Shares purchase by it; (ii) payment by each Series C Investor of its respective portion of the Purchase Price in connection with the Series C-3 Preferred Shares purchased by it; and (iii) delivery by each Lender of a notice of conversion with respect to its Note, together with the original Note surrendered by it for cancellation:

(a)                                 (i) a copy of the register of members of the Company as at the date of the Closing reflecting each Series C Investor’s and each Lender’s ownership of the respective Purchased Shares, (ii) a copy of the register of directors as at the date of the Closing, each certified by a director of the Company to be a true and complete copy thereof, and (iii) a table showing the capitalization of the Company on a fully-diluted basis immediately after the Closing;

(b)                                 duly issued share certificates to each Series C Investor and each Lenders representing the respective Shares purchased by such Series C Investor or the Lender;

(c)                                  a compliance certificate dated as of the Closing signed by each Warrantor or a duly authorized representative of each Warrantor, as applicable, certifying that all of the conditions set forth in Section 5 (other than Section 5.4) have been fulfilled, and attaching and certifying as true and complete a copy of the Company’s Agreed M&A as in effect as of the Closing;

(d)                                 a certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated no earlier than ten (10) Business Days prior to the Closing certifying that the Company has been duly incorporated, has paid all required fees and taxes, and is validly existing and in good standing under the laws of the Cayman Islands;

(e)                                  a certificate of good standing issued by the Registrar of Companies of the British Virgin Islands dated no earlier than ten (10) Business Days prior to the Closing certifying that CCH has been duly incorporated, has paid all required fees and taxes, and is validly existing and in good standing under the laws of the British Virgin Islands;

(f)                                   a legal opinion of the Company’s Cayman Islands counsel in form and substance satisfactory to the Series C Investors and the Lenders;

(g)                                  a legal opinion of the CCH’s British Virgin Islands counsel in form and substance satisfactory to the Series C Investors and the Lenders;

(h)                                 a legal opinion of the Company’s PRC counsel in form and substance satisfactory to the Series C Investors and the Lenders; and

(i)                                     Board, and if necessary, members resolutions of the applicable Group Companies approving the transactions contemplated herein.

2.5                               Several and Not Joint Obligations.  The respective rights and obligations of the Series C Investors hereunder, including the rights and obligations set forth in this Section 2 shall be several and not joint and several.

3.                                      REPRESENTATIONS AND WARRANTIES REGARDING OF THE WARRANTORS.

Unless specifically indicated otherwise, the Warrantors hereby jointly and severally represent and warrant to each Series C Investor and each Lender that the statements in this Section 3, except as set forth in the Disclosure Schedules (the “Disclosure Schedules”) attached to this Agreement as Schedule B (the contents of which shall also be deemed to be representations and warranties hereunder), are all true, correct and complete as of the date hereof and the date of the Closing.  For purposes of this Section 3, any reference to a party’s “knowledge” means such party’s best knowledge after due and diligent inquiries of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.

3.1                               Organization, Good Standing and Qualification.

(a)                                 The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.  The Company is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business, prospects or operations.

(b)                                 HCI is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.  HCI is the sole and legal owner of the HCI Repurchased Shares as of the date of this Agreement. The HCI Repurchased Shares are free from all claims, liens, charges, pledges, mortgages, trust, and other encumbrances as of the date of this Agreement.

(c)                                  Each of the PRC Companies is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required to carry on its business as now conducted.  Each of the PRC Companies has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon the Closing.  Copies of the business license, articles of association, and other organizational documents of each of the PRC Companies, as amended to date, have been delivered to the Series C Investors and are true, correct and complete and are in full force and effect.

3.2                               Due Authorization.  All corporate action on the part of each Group Company, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Agreement, the authorization, issuance, reservation for issuance and delivery of all of the Shares and the Conversion Shares, and, as applicable, the performance of their respective obligations under each Transaction Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing.  The Transaction Agreements are valid and binding obligations of each Group Company, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.  The Shares and the Conversion Shares are not subject to any preemptive rights, rights of first refusal, or liens of any kind except for rights imposed under the Agreed M&A and/or the Transaction Agreements.

All corporate action on the part of HCI, its respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Agreement, the transfer of all of the HCI Repurchased Shares, and, as applicable, the performance of its obligations under each Transaction Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing.  The Transaction Agreements are valid and binding obligations of HCI, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.  The HCI Repurchased Shares are not subject to any preemptive rights, rights of first refusal, or liens of any kind except for rights imposed under the Agreed M&A and/or the Transaction Agreements.

3.3                               Capitalization.  The authorized share capital of the Company will consist of the following immediately prior to the Closing:

(a)                                 Ordinary Shares.  A total of 310,000,000 authorized Ordinary Shares of which 96,912,599 shares are issued and outstanding.

(b)                                 Preferred Shares.  A total of 197,900,000 authorized Preferred Shares, 73,100,000 of which are Series A Preferred Shares, 79,800,000 of which are Series B Preferred Shares, 20,600,000 of which are Series C-1 Preferred Shares, 11,900,000 of which are Series C-2 Preferred Shares, and 12,500,000 of which are Series C-3 Preferred Shares.  Immediately prior to Closing, 73,076,921 Series A Preferred Shares are issued and outstanding and 79,765,142 Series B Preferred Shares are issued and outstanding, provided that 2,400,000 Ordinary Shares (upon conversion of Series B Preferred Shares) currently held by the existing holders of Series B Preferred Shares are reserved for issuance to the Key Parties in accordance with the terms and conditions of the Option Agreement and the Option Supplementary Agreement.

(c)                                  Options, Warrants, Available Shares.  The Company has made available and free of any liens (i) up to 44,780,836 Series C Preferred Shares for issuance and sale under this Agreement; (ii) 44,780,836 Ordinary Shares representing the Conversion Shares, (iii) 150,442,063 Ordinary Shares representing the Ordinary Shares issuable upon conversion of the Series A Preferred Shares issued under the Series A Purchase Agreement and the Series B Preferred Shares issued under the Series B Purchase Agreement;  (iv) 22,600,000 Ordinary Shares reserved for issuance under the Employee Share Option Plan, (v) 2,400,000 Ordinary Shares reserved for issuance to Wang Song and Kou Xiao Hong under the Supplementary Agreement to the Bonus Option Agreement, and (vi) 382,862 Ordinary shares reserved for issuance to SmartAsia Holdings Ltd. and 3,445,735 Ordinary shares reserved for issuance to Sundream Holdings Ltd.   Other than with respect to the Preferred Shares, Warrants, and Employee Share Option Plan, there are no options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series except as set forth above.  Apart from the exceptions noted in this Section 3.3, none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed under the Agreed M&A and in the Transaction Agreements and the Bonus Option Agreement.

(d)                                 Outstanding Security Holders.  Section 3.3(d) of the Disclosure Schedule sets forth a complete list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof.

3.4                               Subsidiaries (General).  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other Person, except for (i) one hundred percent (100%) of the equity interests in the PRC Subsidiary, (ii) one hundred percent (100%) of the equity interests in Jnet Holdings Ltd., and (iii) the arrangements contemplated under the Restructuring Agreements with Beijing Blue I.T., Shanghai Jnet, Beijing Jingtian and their respective shareholders.   The Company was formed solely to acquire and hold an equity interest in the PRC Subsidiary and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing of its equity interest in the PRC Subsidiary.  The PRC Subsidiary is free and clear of all liens, claims, charges and encumbrances, and no person or entity other than the Company has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the PRC Subsidiary or any component or portion thereof, or any increase or decrease on any of the foregoing.

3.5                               PRC Companies.  Except as disclosed in Section 3.5 of the Disclosure Schedule:

(a)                                 The registered capital of the PRC Subsidiary is fully paid as required under its articles of association and one hundred percent (100%) of the equity interest of the PRC Subsidiary is duly vested in the Company as the sole investor in and owner of the PRC Subsidiary in accordance with applicable PRC rules and regulations.

(b)                                 One hundred percent (100%) of the equity interests of Beijing Blue I.T. is duly vested in Song Wang and Xiao-Hong Kou as its sole investors and owners in accordance with applicable PRC rules and regulations.  One hundred percent (100%) of the equity interests of Beijing Jingtian is duly vested in Xinxin Zheng and Huiling Ying as its sole investors and owners in accordance with applicable PRC rules and regulations.  One hundred percent (100%) of the equity interests of Shanghai Jnet is duly vested in Yong Sha and Huiling Ying as its sole investors and owners in accordance with applicable PRC rules and regulations.

(c)                                  Except as provided under the Restructuring Agreements dated September 23, 2005 by and among the PRC Subsidiary, Beijing Blue I.T. and the Key Parties, the Restructuring Agreements dated January 10, 2008 by and among the PRC Subsidiary, Shanghai Jnet and its shareholders, and the Restructuring Agreements dated July 31, 2009, by and among the PRC Subsidiary, Beijing Jingtian and its shareholders, there are no outstanding rights, or commitments made by each of the PRC Companies or any of its investors and owners, to issue, purchase or sell any equity interest in each of the PRC Companies.

(d)                                 There are no bonds, debentures, notes or other indebtedness of any of the PRC Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of each of the PRC Companies may vote.  There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which of any of the PRC Companies is a party or is otherwise bound.

(e)                                  The PRC Subsidiary does not maintain any offices or branches or subsidiaries except for its office at No. 8A, Langqiuyuan, Tayuan, Haidian District, Beijing 100083, People’s Republic of China.

(f)                                   Beijing Blue I.T. does not maintain any offices or branches or subsidiaries except for its office at 6th Floor, Xing Ke Building, No. 10 Jiu Xianqiao Road, Chaoyang District, Beijing 100016 People’s Republic of China. Beijing Jingtian does not maintain any offices or branches or subsidiaries except for its office at 2nd Floor, No. 2 Building Chuangyin Hotel,  No. 8 A, Langqiuyuan, Tayuan, Haidian District, Beijing, PRC, and Shanghai Jnet does not maintain any offices or branches or subsidiaries except for its office at Suite 221, No. 728 Guanghua Road, Minhang District, Shanghai, PRC.

(g)                                  The incorporation documents relating to each of the PRC Companies are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are valid and in full force.

(h)                                 All consents, approvals, Governmental Authorizations, permits or licenses required under PRC laws for the due and proper establishment and operation of each of the PRC Companies as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect and each of the Group Companies is in full compliance with the “Notice Regarding Strengthening Administration of Foreign Investment in Operation of Value-added Telecommunication Businesses” promulgated by the PRC Ministry of Information Industry on July 13, 2006.

(i)                                     All filings and registrations with the PRC authorities required in respect of each of the PRC Companies and its operations, including the registrations with the Ministry of Commerce (“MOFCOM”), the State Administration of Industry and Commerce, the State Administration for Foreign Exchange (“SAFE”), tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations, including all required registrations conducted pursuant to Circular Hui Fa (2005) No. 75 promulgated by SAFE on October 21, 2005 and its implementing rules.

(j)                                    None of the PRC Companies has received any letter or notice from any relevant authority notifying each of the PRC Companies of the revocation of any Governmental Authorizations, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each of the PRC Companies.

(k)                                 With respect to any land use right, building, property and investment held or leased by each of the PRC Companies, it has exclusive, full and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary approvals and effected all necessary registrations with government authorities with respect thereto.

(l)                                     All requisite formalities in respect of the importation of machinery, equipment, parts, tools and materials by each of the PRC Companies has been and will be complied with in accordance with the relevant PRC laws and regulations.

(m)                             Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

(n)                                 No Group Company has any reason to believe that any Governmental Authorizations, licenses or permits requisite for the conduct of any part of each of the PRC Companies’ business which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities.  Section 3.5(n) of the Disclosure Schedule lists all lines of business in which the each of the PRC Companies is participating or engaged.

(o)                                 All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of each of the PRC Companies have been fully complied with, and all requisite approvals from the State Administration of Foreign Exchange in relation thereto have been duly obtained.

(p)                                 With regard to employment and staff or labour management, each of the PRC Companies has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(q)                                 There are no outstanding stock options with respect to each of the PRC Companies.  The name of each director and officer of each of the PRC Companies on the date hereof, and the position held by each, are listed in Section 3.5(q) of the Disclosure Schedule.

(r)                                    Each of the PRC Companies has delivered to the Series C Investors true and complete copies of the articles of association and business license of each of the PRC Companies as in effect on the date hereof, attached hereto as Exhibit D.

(s)                                   There are no other companies, partnerships, joint ventures, associations or other entities in which each of the PRC Companies owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(t)                                    Except as set forth in Section 3.5(t) of the Disclosure Schedule, each of the PRC Companies owns free and clear from all encumbrances and third party rights all properties and assets, including Proprietary Rights, necessary for its operations as presently conducted and as proposed to be conducted.

3.6                               Valid Issuance of Shares.

(a)                                 The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any liens.  The Conversion Shares have been duly and validly made available for issuance and, upon issuance will be duly and validly issued, fully paid, non-assessable and free of any liens.

(b)                                 All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any liens, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the

Securities Act, and all other antifraud and other provisions of applicable securities laws and regulations.

3.7                               Financial Statements.  Section 3.7 of the Disclosure Schedule attaches (1) unaudited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of December 31, 2008, (2) unaudited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of September 30, 2009, and (3) unaudited consolidated balance sheets, cash flow statements and income statements of each of the Group Companies as of September 30, 2009 (all such financial statements being collectively referred to herein as the “Financial Statements”).  Such Financial Statements (a) accord with the books and records of the respective Group Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the respective Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with IAS applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the respective Group Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the IAS, and each Group Company has good and marketable unencumbered title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

3.8                               Liabilities.  Except as described in Section 3.8 of the Disclosure Schedule, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except as reflected on the Financial Statements and none of the Group Companies is unable to pay its debts as and when such debts fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

3.9                               Title to Properties and Assets.  Each Group Company has good and marketable title to all respective properties and assets reflected on the Financial Statements, in each case such property and assets are subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind.  With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.10                        Activities Since September 30, 2009.  Except as disclosed in Section 3.10 of the Disclosure Schedule, none of the following events has occurred with respect to any Group Company since September 30, 2009 and prior to the Closing:

(a)                                 any declaration or payment of any dividend, or authorization or payment of any distribution upon or with respect to any class or series of its capital shares or any other equity interest;

(b)                                 any incurrence of indebtedness for money borrowed or any other liabilities;

(c)                                  any sale, exchange, assignment, or other disposition of any assets or rights (including any Proprietary Rights or other intangible assets) or creation of any encumbrance on any of its assets or rights;

(d)                                 any agreements or transactions with any of its officers, directors or employees or any entity controlled by any of such individuals or with its shareholders or persons related to such shareholders, or any agreement on transaction with any other party;

(e)                                  any damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties, financial condition, operating results, prospects or business as presently conducted and as presently proposed to be conducted;

(f)                                   any waiver of a valuable right or of a debt owed to it;

(g)                                  any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation;

(h)                                 any resignation or termination of any of its directors or key officers; or

(i)                                     any other event or condition of any character which would affect its assets, properties, financial condition, operating results or business.

3.11                        Intellectual Property; Status of Proprietary Rights.

(a)                                 Each Group Company (i) owns free and clear of all claims, security interests, liens and other encumbrances, or (ii) has the valid right or license to use, all products, materials, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, mask works, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Proprietary Rights in or to all of the foregoing (collectively, the “Group Company Technology”).  Section 3.11(a) of the Disclosure Schedule contains a true, complete and accurate list of all Proprietary Rights to be transferred to each Group Company and necessary for the conduct of the Group Company’s business as currently being conducted or proposed to be conducted, all of the Proprietary Rights set out in the Section 3.11(a) of the Disclosure Schedule.

(b)                                 The possession, development, production, manufacturing, use, offering, marketing, licensing, distribution, sale and other exploitation by each Group Company of any and all Group Company Technology as now conducted does not (A) infringe, violate, misappropriate or otherwise interfere or conflict with any patent and trademark rights or (B) infringe, violate, misappropriate or otherwise interfere or conflict with any other rights, title or interest of any third party.

(c)                                  No Group Company has received any notice or claim (whether written, oral or otherwise) that (1) contests or challenges in any manner whatsoever the Group Company’s ownership or other rights in any Group Company Technology, (2) contests or challenges in any manner whatsoever the validity or enforceability of any of the Proprietary Rights of the Group Company in the Group Company Technology, or (3) claims or otherwise asserts that the Group Company, the Group Company Technology or the conduct of the Group Company’s business as currently conducted infringes, violates, misappropriates or otherwise interferes or conflicts with any right, title or interest of any third party.

(d)                                 There are no outstanding options, material licenses or agreements granting third parties the rights to own or use any Group Company Technology owned by the Group Company (“Group Company Outbound Technology Licenses”).

(e)                                  The material licenses or other agreements giving a Group Company the right to use certain Group Company Technology are listed in Section 3.11(e) of the Disclosure Schedule  (“Group Company Inbound Technology Licenses”).

(f)                                   True and complete copies of all Group Company Outbound Technology Licenses and Group Company Inbound Technology Licenses (other than licenses of generally commercially available “off the shelf” software used by the Company) (collectively, the “Group Company Technology Agreements”) have been provided to the Series C Investors.

(g)                                  All Group Company Technology Agreements are valid, binding and in full force and effect with respect to each Group Company, and to the best information, knowledge and belief of the Group Company, each other party thereto.  To the best information, knowledge and belief of each Group Company, all parties to the Group Company Technology Agreements have performed in all material respects their obligations thereunder, and neither any Group Company nor any other party thereto is in material default thereunder, nor to the best knowledge of the Warrantors, has there occurred any material event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Group Company or any other party thereto or give to any other party thereto the right to terminate or modify any Group Company Technology Agreement.

(h)                                 No Group Company has received notice that any party to any Group Company Technology Agreement intends to cancel or terminate any Group Company Technology Agreement.

(i)                                     No Group Company is or will be as a result of the execution or delivery of this Agreement and the other Transaction Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby or the performance of obligations hereunder or thereunder, or as a result of conducting its business as currently contemplated, in breach of any license or other agreement relating to Group Company Technology.

(j)                                    No Group Company is aware that any third party is infringing or is likely to infringe any Group Company Technology.

(k)                                 To the best knowledge of the Warrantors after due inquiry, none of a Group Company’s employees, contractors or consultants is obligated under any contract or agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Company or that would conflict with the Group Company’s business.

(l)                                     Each of the Group Company’s registered patents, copyrights, domain names, trademarks and service marks are in full force and effect, are not subject to any taxes, and each Group Company is current on all the maintenance fees with respect thereto.

(m)                             To the best knowledge of the Warrantors after due inquiry, no current or former employee, contractor or consultant of a Group Company has developed any Group Company Technology that is subject to any agreement under which such employee, contractor or consultant has assigned or otherwise granted to any third party any rights in or to such Group Company Technology.

(n)                                 Except with respect to generally commercially available “off the shelf” software used by a Group Company, no royalties, fees or other payments are payable by a Group Company to any third party by reason of the ownership, possession, sale, marketing, use or other exploitation of any Group Company Technology to the extent necessary for the conduct of the Group Company’s business as it is now conducted or as proposed to be conducted and none (or no additional amounts) will be payable as a result of the consummation of the transactions contemplated by this Agreement.

(o)                                 Each Group Company maintains and diligently enforces commercially reasonable procedures to protect all confidential information relating to the Group Company Technology.  No Group Company has deposited any source code or other Group Company Technology in any escrow account or otherwise delivered such source code or other Group Company Technology to any escrow agent.

(p)                                 No government funding, facilities of any university, college or other educational institution or public research center or funding from third parties was used in the development of any Group Company Technology.

(q)                                 None of the software or firmware embedded or included in or on any hardware or other products sold by a Group Company or any other software or firmware that a Group Company now or in the future intends to sell or license either as a separate product or bundled with any other product or service, is required to be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge as the result of the use or incorporation of any Public Software in any Group Company Technology, the use of any Public Software (as defined below) in connection with the development of any Group Company Technology or for any other reason.

For the purpose of this Section 3.11, the term “Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models.

3.12                        Contracts.

(a)                                 Material Contracts and Obligations.  All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology are listed in Section 3.12 of the Disclosure Schedule and have been provided to each Series C Investor and its counsel.  For purposes of this Section 3.12 “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either (i) having an aggregate value, cost, liability or amount of US$200,000 or more, or (ii) not terminable upon no more than thirty (30) days notice without penalty or obligation.

(b)                                 Validity and Status.  All the material contracts listed on Section 3.12 of the Disclosure Schedule are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto.  There is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto, and the various transfers of assets, shares, equity interests, capital, personnel, contracts and Proprietary Rights.

3.13                        Litigation.  There is no Action pending or currently threatened against any Group Company, any Group Company’s activities, properties or assets or against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company.  There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company.  No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.14                        Governmental Consents.  All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (“Governmental Authorizations”) on the part of each Group Company required in connection with the consummation of the transactions contemplated herein have been obtained and are currently effective and in consummating such transactions, the Group Companies are in full compliance with the “Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises” promulgated by MOFCOM et.al. on August 8, 2006.  The offer, sale and issuance of the Shares and the Conversion Shares, in conformity with the terms of this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations.

3.15                        Compliance with Other Instruments.  No Group Company is in, nor will the conduct of business of any Group Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of any Group Company (which include, as applicable, articles of incorporation, memoranda and/or articles of association, by-laws, joint venture contracts and the like), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company.  The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.16                        Registration Rights.  Except as provided in the Amended and Restated Investors’ Rights Agreement, no Group Company has granted or agreed to grant any Person or entity any registration rights with respect to any of the securities of any Group Company.

3.17                        Tax Matters.  The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of each Group Company, whether or not assessed or disputed as of the date of each such balance sheet.  There have been no extraordinary examinations or audits of any tax returns or reports by any applicable governmental agency, and none are threatened or pending.  Each Group Company has duly filed all tax returns required to have been completed and filed by it and paid all taxes shown to be due on such returns in a timely manner.  There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.18                        Obligations of Management.  Each employee of each Group Company is identified in Section 3.18 of the Disclosure Schedule and except for the part-time employees specified in Disclosure Schedule 3.18, each such employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of a Group Company.  To the best knowledge of the Warrantors after due inquiry, no Warrantor is aware that any such employee is planning to work less than full time at a Group Company in the future.  To the best knowledge of the Warrantors after due inquiry and except as disclosed in Section 3.18 of the Disclosure Schedule, no such employee is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

3.19                        Invention Assignment and Confidentiality Agreement.  Each key employee, officer, consultant and contractor of each Group Company has entered into an Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement (the “IPR Assignment, Non-Competition and Confidentiality Agreement”) substantially in the form attached hereto as Exhibit C, containing at a minimum, to the extent permitted under the applicable law, one (1) year post termination non-competition and non-solicitation covenants, with the relevant Group Company in a form approved by the Series C Investors.

3.20                        Environmental Compliance.

(a)                                 Each Group Company is in full compliance with all Environmental Laws, which compliance includes the possession by each Group Company of all permits and other Government Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.  No Group Company has received any communication (written or oral), whether from a governmental authority, citizens group, employee, or otherwise, that alleges that it is not in such full compliance and to the best knowledge of each Warrantor, there are no circumstances that may prevent or interfere with such full compliance in the future.

(b)                                 There is no Environmental Claim pending or threatened against any Group Company or any person or entity whose liability for an Environmental Claim a Group Company has retained or assumed either contractually or by operation of law.  There are no past or present actions, activities or circumstances, including the release, emission, discharge, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any Group Company or any person or entity whose liability for any Environmental Claim a Group Company has retained or assumed either contractually or by operation of law.

3.21                        Interested Party Transactions.  Except as disclosed in Section 3.21 of the Disclosure Schedule, no officer or director of a Group Company or any Affiliate of any such person has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  Except as disclosed in Section 3.21 of the Disclosure Schedule, no officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any of the foregoing persons may have record ownership interest in the Company or own shares in publicly traded companies that may compete with a Group Company.  No Affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company.  No officer or director of a Group Company or any Affiliate of any such person has had, either directly or indirectly, any interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.22                        Share Restriction Agreements.  Each person who, pursuant to any benefit, bonus or incentive plan of the Company, holds any currently outstanding Ordinary Shares or other securities of the Company or any option, warrant or right to acquire such shares or other securities, has entered into or is otherwise bound by, an agreement granting the Company (a) the right to repurchase any unvested shares for the original purchase price, or to cancel the unvested option, warrant or right, in the event the holder’s employment or services with the Company terminate for any reason, subject to release of such repurchase or cancellation right on terms and conditions specified by the Board, and (b) a right of first refusal with respect to all such shares.  The Company has furnished to the Series C Investors true and complete copies of the forms of all such share restriction agreements.

3.23                        Minute Books.  The minute books of each Group Company made available to the Series C Investors contain a complete summary of all meetings and actions taken by directors and shareholders or owners of each Group Company since their respective time of formation, and reflect all transactions referred to in such meetings and actions accurately in all material respects.

3.24                        Disclosure.  No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Series C Investors pursuant to any Transaction Agreement contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way.  Each of the Warrantors has fully provided the Series C Investors with all the information that the Series C Investors have requested for deciding whether to purchase the Shares and all information that could reasonably be expected to enable the Series C Investors to make such decision.

3.25                     Labor Agreement and Actions; Employee Compensation.  Except as disclosed in Section 3.25 of the Disclosure Schedule, no Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of a Group Company.  There is no strike or other labor dispute involving a Group Company pending or threatened (nor has there been since the incorporation of each Group Company), which could have a material adverse effect on any Group Company, nor is any Group Company aware of any labor organization activity involving its employees.  To the best knowledge of the Warrantors after due inquiry, none of the officers or key employees, or any group of key employees, intends to terminate his, her or their employment with a Group Company.  Each Group Company has complied in all respects with all applicable national, provincial, local or municipal equal employment opportunity and other laws related to employment.  No Group Company is a party to or bound by any currently effective employment contract that provides for compensation exceeding three (3) months’ average remuneration of that employee upon termination, deferred compensation agreement, severance agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.26                        Exempt Offering.  Based in part on the representations and warranties of the Series C Investors set forth in Section 4 below, the offer, sale and issuance of the Series C Preferred Shares under this Agreement are exempt from the registration requirements of the Act and from the registration or qualification requirements of any other applicable securities laws of any governmental authority, and the issuance of Ordinary Shares upon conversion of the Series C Preferred Shares in accordance with the Agreed M&A, will be exempt from such registration or qualification requirements.

3.27                        Bank and Brokerage Accounts; Investment Assets.  Section 3.27 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Group Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Group Company having signatory power with respect thereto; and (c) a list of each Investment Asset (defined as all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets) held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

3.28                        Certain Business Practices. Neither the Company nor any Group Company nor any officer, director, agent or employee purporting to act on behalf of the Company or any Group Company has at any time, directly or indirectly, (i) made, provided or paid any unlawful contributions, gifts, entertainment or other unlawful expenses to any candidate for political office, or failed to disclose fully any such contributions in violation of applicable law and regulations, (ii) made any payment to any local, state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law and regulations (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended), (iii) made any payment to any agent, employee, officer or director of any entity to which the Company or any Group Company does business for the purpose of influencing such agent, employee, officer or director to do business with the Company or such Group Company, (iv) engaged in any transactions, maintained any bank account or used any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and/or such Group Company or which are engaged, maintained or used during the ordinary course of business of the Company and/or such Group Company in compliance with the applicable laws and regulations, (v) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or (vi) made any payment in the nature of criminal bribery or any other unlawful payment.

3.29                        Actions Against Officers and Directors.  To the best knowledge of the Warrantors, none of the directors or key officers of the Company or any Group Company or any officer, director, agent or employee purporting to act on behalf of the Company or any Group Company has been (i) subject to voluntary or involuntary petition under federal bankruptcy law  or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property, or any partnership in which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the United States Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.30                        Compliance with Export and Trade Laws.  Each of the Group Companies is in full compliance with all applicable United States and foreign government laws and regulations concerning the exportation of any products, technology, technical data and services, including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury.  Each of the Group Companies is also in full compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of the Treasury.  Each of the Group Companies is also in full compliance with the antiboycott regulations administered by the United States Department of Commerce, the United States Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

4.                                      REPRESENTATIONS AND WARRANTIES OF SERIES C INVESTORS.

Each Series C Investor and each Lender hereby severally with respect only to itself and no other person, but not jointly, represents and warrants to the Group Companies, CCH, HCI and the Key Parties as follows as of the date hereof and as of the Closing:

4.1                               Authorization.  It has full power and authority to enter into this Agreement and the other Transaction Agreements, and each of the Transaction Agreements, when executed and delivered by a Series C Investor or a Lender, will constitute a valid and legally binding obligation of that Series C Investor or that Lender, as the case may be, subject as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2                               Investigation; Economic Risk.  It is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment in the Shares.

4.3                            Purchase for Own Account.  It is, or will be acquiring, its respective Shares and the Conversion Shares for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.  By executing this Agreement, each Series C Investor and each Lender further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any Shares or Conversion Shares, other than, with respect to any Series C Investor and any Lender that is an investment fund, agreements or arrangements governing the acquisition, management and disposition of fund assets or interests in general fund assets with participants in the fund.

5.                                      CONDITIONS TO SERIES C INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Series C Investors to subscribe for the Series C-1 Preferred Shares and the Series C-3 Preferred Shares and the obligations of each Lender to convert the Notes into the Serires C-2 Preferred Shares at the Closing is, unless otherwise waived in writing by such Series C Investor or such Lender, subject to the fulfillment to the satisfaction of such Series C Investor and/or such Lender (with respect only to itself) on or prior to the Closing of the following conditions:

5.1                               Representations and Warranties Correct.  The representations and warranties made by the Warrantors in Section 3 hereof shall be true and correct and complete in all material respects with respect to the subjects covered therein when made, and shall be true, correct and complete in all material respects as of the date of the Closing with the same force and effect as if they had been made on and as of such date except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

5.2                               Performance of Obligations.  Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

5.3                               Company’s Charter Documents.  The Company’s Agreed M&A shall have been duly amended by all necessary action of the Board and shareholders to read as set forth in the Agreed M&A attached as Exhibit A and such amendment shall have been duly filed with and accepted by the Registrar of Companies of the Cayman Islands at the Closing.

5.4                               Due Diligence.  The Series C Investors and the Lenders shall have completed their due diligence investigation of the Warrantors and any corrective items identified by a Series C Investor or a Lender shall have been corrected and the results of the due diligence investigation in legal, financial, managerial and technological aspects shall be satisfactory to each Series C Investor and each Lender.  Without limiting the foregoing, the Series C Investors and the Lenders shall have received from the Company all documents and other materials requested by the Series C Investors and the Lenders for the purpose of examining and determining the rights in and to any technology, products and Proprietary Rights now used, proposed to be used in, or necessary to, the business as now conducted and proposed to be conducted by the Group Companies, and the status of its ownership rights in and to all such technology, products and Proprietary Rights shall be satisfactory to the Series C Investors and the Lenders in their sole discretion.

5.5                               Consents and Waivers.  Each Warrantor shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement including all necessary PRC government approvals to permit the investment in the PRC Subsidiary using the proceeds from the issuance of the relevant Shares.

5.6                               Laws.  The offer and sale of the Shares and the Conversion Shares to the Series C Investors and/or the Lenders, as the case may be, and the Company Repurchase pursuant to this Agreement shall be exempt from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable laws or regulations.

5.7                               No Litigation; No Material Change.  No Action shall have been threatened or instituted against any Warrantor or any Series C Investor seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Agreements.  There shall have been no material adverse change to the business operation or prospects of the Group Companies.

5.8                               Amended and Restated Investors’ Rights Agreement.  Counterparts of the Amended and Restated Investors’ Rights Agreement shall have been duly executed and delivered by all parties thereto.

5.9                               Closing Deliveries.  The Warrantors shall have tendered delivery of all of the various items they are required to deliver to the Series C Investors at the Closing under Section 2.4.

5.10                        Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Series C Investors, and the Series C Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.11                        Board.  The Board shall be composed of eight (8) directors. Paul Choo shall have been appointed as the designee of Investor Group and Investor Investments.

5.12                        Minimum Investment.  The Series C Investors collectively shall invest a minimum of US$8 million for purchase of the Series C-1 Preferred Shares.

5.13                        Surrender of Share Certificate by HCI.  HCI shall have surrendered to the Company the certificate representing all of the HCI Repurchased Shares for cancellation.

5.14                        Simultaneous Closing.   (1) The issuance of the Series C-1 Preferred Shares to the Series C Investors, (2) the conversion of the Notes into Series C-2 Preferred Shares, and (3) the Company Repurchase and the issuance of the Series C-3 Preferred Shares to the Series C Investors, shall occur simultaneously upon the Closing.

6.                                      CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company to issue or sell the relevant Shares to each Series C Investor or each Lender and the obligations of HCI to transfer the HCI Repurchased Shares to the Company at the Closing, unless otherwise waived in writing by the Company and HCI, is subject to the fulfillment to the Company’s and HCI’s satisfaction on or prior to the Closing of the following conditions:

6.1                               Representations and Warranties Correct.  The representations and warranties made by the relevant Series C Investor and the relevant Lender in Section 4 hereof shall be true and correct and complete in all material respects with respect to the subjects covered therein when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2                               Performance of Obligations.  The relevant Series C Investors and the relevant Lender shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

6.3                               Laws.  The issue and sale of the Shares to the relevant Series C Investor or the relevant Lender pursuant to this Agreement shall be exempt from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable law or regulation.

6.4                               No Litigation.  No Action shall have been threatened or instituted against the relevant Series C Investor or the relevant Lender seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Agreements.

6.5                               Delivery of Notes.  With respect to each Lender, a notice of conversion of the applicable Note shall have been delivered to the Company, and the original Note held by such Lender shall have been surrendered to the Company for cancellation in exchange of the relevant Series C-2 Preferred Shares.

7.                                      COVENANTS OF THE WARRANTORS.

The Warrantors each hereby jointly and severally covenant to each Series C Investor and each Lender as follows:

7.1                               Use of Proceeds.  Except for the payment of reasonable expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby, including the amounts due to the Series C Investors under Section 9.8, the Company shall use the entire proceeds from the sale of the Series C-1 Preferred Shares and Series C-2 Preferred Shares for (i)

research and development of new technologies and products; (ii) network development, including new node deployment in the PRC and overseas and build-up of stronger processing capabilities; (iii) business expansion to the PRC and overseas market; (iv) management build-up, including the recruitment of capable senior manager and establishment of employee training; (v) business expansion and (vi) working capital.  The Company shall take all necessary steps to enable the Company to invest such proceeds in the PRC Subsidiary, including increasing its registered capital.

7.2                               Liquidity Events.  Within thirty-six (36) months from the date of this Agreement, each Warrantor shall take all necessary actions to , (i) list the Ordinary Shares of the Company (or securities representing the Ordinary Shares of the Company) on the Nasdaq National Market or The Stock Exchange of Hong Kong Limited or any other internationally recognized stock exchange or inter-dealer quotation systems acceptable to the Investors in a Qualified IPO; or (ii) procure a bona fide third party offer for the sale of all or more than fifty percent (50%) of the equity or assets of the Company, whether through a single transaction or a series of transactions, for at least the greater of (i) an amount that represents an implied valuation of the Company that generates a minimum internal rate of return of thirty-five percent (35%) per annum to each holder of Preferred Shares, and (ii) an amount which represents an implied valuation of the Company of at least US$300 million (the “Trade Sale”).  In the event such internal rate of return is calculated for a period of time that is less than a full year, such rate shall be calculated ratably based on a 360-day year.

7.3                               Financial Control Policies; Bank Accounts.  The bank account(s) of the Company shall require only the signatory of the Chief Executive Officer or the Chief Financial Officer of the Company.  No change to the identity of the authorized signatory representing the Company can be made without the approval of the Board and the Series C Investors holding no less than a majority of the Series C Preferred Shares outstanding as of the Closing.

7.4                               Additional Covenants.  Except as required by this Agreement, the Amended and Restated Investors’ Rights Agreement, no resolution of the directors, owners, members, joint venture parties, or shareholders of any Group Company shall be passed nor shall any contract or commitment be entered into prior to the Closing without the written consent of each of the Series C Investors, except that the Group Companies may carry on their respective businesses in the same manner as heretofore and may pass resolutions and enter into contracts and commitments in the ordinary course of business and consistent with past practice.

7.5                               Notice of Certain Events.  If at any time before the Closing, any Warrantor comes to know of any material fact or event which:

(a)                                 is in any way inconsistent with any of the representations and warranties in this Agreement;

(b)                                 suggests that any fact warranted hereunder may not be as warranted or may be misleading; or

(c)                                  might affect the willingness of a prudent investor to purchase the Shares on the terms contained in the Transaction Agreements or the amount of the consideration a prudent investor would be prepared to pay for the Shares, then the Warrantors shall immediately notify the Series C Investors in writing, describing the fact or event in reasonable detail.

7.6                               Key Parties’ Commitments to the Company.  Each Key Party hereby agrees to devote one hundred percent (100%) of his or her working time to the business and operations of the Group Companies.

7.7                               Employee Equity; Vesting.  Except as set forth in Section 7.7 of the Disclosure Schedule, after the Closing, the Company (but not any other Group Company) may issue shares and grant options to employees, advisors, officers, and directors of, and consultants to, the Company and its subsidiaries, but only pursuant to Employee Share Option Plan, and provided that the total number of shares issued or issuable under any such Employee Share Option Plan shall not exceed 22,600,000 Ordinary Shares (proportionally adjusted to reflect any share dividends, share splits, or similar transactions).  Except as unanimously approved by the Board, shares or share options to be issued under the Employee Share Option Plan shall be either (i) 100% vested on the applicable grant date, or (ii) subject to a minimum four (4) year vesting schedule calling for vesting no faster than the following, counting from the applicable grant date with respect to the issued options: fifty percent (50%) at the end of twenty-four (24) months, twenty-five percent (25%) each at the end of  thirty-six (36) months and forty-eight (48) months.

Except as otherwise approved by a majority of the Board (including the vote of a Series A Directors and Series B Directors and Series C Director (as defined in Section 8.1 of the Amended and Restated Investors’ Rights Agreement), the Company shall cause all future officers, directors, and employees of, and consultants to, the Company and its Subsidiaries who purchase, or receive options to purchase, shares of the Company’s Ordinary Shares, to execute and deliver agreements in forms approved by the Board providing for a right of repurchase in favor of the Company on unvested shares at cost upon resignation or termination with cause, a prohibition on the transfer of all shares prior to a Qualified IPO (unless otherwise permitted under such Employee Share Option Plan) and a lockup or market standoff commitment after the Qualified IPO in respect of vested shares subject to the requirements that the underwriters or sponsors may have at such time.

7.8                               Availability of Ordinary Shares.  The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Series C Preferred Shares such number of Ordinary Shares or other shares of share capital of the Company as are from time to time issuable upon conversion of the Series C Preferred Shares.

7.9                               Use of “Qiming” Name or Logo.  Without the prior written consent of Qiming, and whether or not Qiming then holds any Shares, none of the Warrantors shall use, publish or reproduce the name “Qiming” or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.10                        Use of “Ignition” Name or Logo.  Without the prior written consent of Ignition, and whether or not Ignition  then holds any Shares, none of the Warrantors shall use, publish or reproduce the name “Ignition” or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.11                        Use of “JAFCO” Name or Logo.  Without the prior written consent of JAFCO, and whether or not JAFCO is then a shareholder of the Company, none of the Warrantors shall use, publish or reproduce the name “JAFCO” or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.12                        Use of “Starr” Name or Logo.  Without the prior written consent of Starr, and whether or not Starr is then a shareholder of the Company, none of the Warrantors shall use, publish or reproduce the name “Starr” or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.13                        Use of “Intel” Name or Logo.  Without the prior written consent of Intel, and whether or not Intel is then a shareholder of the Company, none of the Warrantors shall use, publish or reproduce the name “Intel” or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.14                        Use of “IGC” Name or Logo.  Without the prior written consent of IGC Asia, and whether or not IGC Asia then holds any Shares, none of the Warrantors shall use, publish or reproduce the names “Investor Growth”, “Investor Group Asia”, “Investments Asia”, “Investor AB” or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.15                        Tax Indemnity.  The Warrantors hereby jointly and severally undertake to indemnify each of the Series C Investors in an amount equal to the amount of any diminution in the value of the Shares or the Conversion Shares, and to indemnify each of the Series C Investors against any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including all reasonable legal costs, costs of recovery and other expenses incurred by each of the Series C Investors) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event that occurred or is deemed to have occurred prior to the Closing.

7.16                        Operations of Beijing Blue I.T.  Beijing Blue I.T. shall, to the extent permitted by applicable law, operate its business at the direction of its board of directors and its shareholders (who have assigned their voting rights to the PRC Subsidiary).  The PRC Subsidiary shall take all reasonably necessary steps to ensure that Beijing Blue I.T. will and the Key Parties shall each cause Beijing Blue I.T. to, have funds available to cover its operating expenses and to timely repay its debts as they become due.

7.17                        Intellectual Property Rights and Confidentiality Agreement.  Within two (2) months of the Closing, the Company shall cause each of the non-Key Party employees, directors, and consultants of any Group Company to enter into an IPR Assignment, Non-Competition and Confidentiality Agreement with an appropriate Group Company, if he or she has not already done so.

7.18                        Registration of IP Rights.  A status report shall be sent to each of the Series C Investors regarding the registration of the intellectual property rights upon the earlier of the completion of such matter, or the expiration of the timeframe stated therein.

7.19                        Release of Obligations under the Bridge Loan Documents.

(a)                                 Upon completion of the Loan Conversion, all outstanding Bridge Loans and all interest accrued thereon (if any) under the Notes shall be deemed to have been used to satisfy the Purchase Price for subscription of the Series C-2 Preferred Shares and shall be reduced to zero.  The Lenders agree that after the Loan Conversion, the Company shall have no obligations under the Bridge Loan Documents with respect to the Bridge Loans.

(b)                                The Lenders agree that upon completion of the Loan Conversion, the Obligations defined in the Deeds shall be fully discharged and the Lenders shall, at the cost of CCH, take all actions necessary to procure the Charged Shares (as defined in the Deeds) to be released from the Charge (as defined in the Deeds) and any other security under the Deeds.

(c)                                  The Company agrees (i) that the notice of conversion provided under Section 2.4 constitutes sufficient notice required under the Bridge Loan Documents to convert the Notes, regardless of any specific requirements stated in the Bridge Loan Documents; and (ii) to waive any other requirements to be satisfied by the Lenders in order to convert the Notes.

7.20                        Further Undertaking from the Warrantors.  Each of the Warrantors undertakes to each of the Series C Investors and the Lenders that it shall not and shall procure that no Group Company nor any officer, director, agent or employee purporting to act on behalf of a member of the Group Company shall at any time, directly or indirectly:

(a)                               make, provide or pay any unlawful contributions, gifts, entertainment or other unlawful expenses to any candidate for political office, or fail to disclose fully any such contributions in violation of any applicable law;

(b)                               make any payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended);

(c)                                make any payment to any agent, employee, officer or director of any entity to which any Group Company does business for the purpose of influencing such agent, employee, officer or director to do business with any Group Company;

(d)                               engage in any transactions, maintain any bank account or use any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of any Group Company or which are engaged, maintained or used during the ordinary course of business of the Company and/or such Group Company in compliance with the applicable laws and regulations;

(e)                                violate any provision of the United States Foreign Corrupt Practices Act of 1977, as amended; or

(f)                                 make any payment in the nature of criminal bribery or any other unlawful payment.

As a further and separate undertaking, each of the Warrantors undertakes to notify each of the Series C Investors and the Lenders immediately of any breach of the above.

7.21                                 Abide by the Agreed M&A.                                             Each of the Warrantors hereby agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under the applicable law to abide by the terms of the Company’s Memorandum and Articles of Association, as may be amended from time to time in accordance with the provisions of this Agreement.   Each of the Warrantors further agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other actions as reasonably deemed necessary in order to consummate or implement expeditiously the provisions of the Company’s Memorandum and Articles of Association, as may be amended from time to time in accordance with the provisions of this Agreement.

7.22                                Repurchase for Option.                   The parties acknowledge and agree that (1) the Company will complete the Repurchase for Option before the Closing; (2) 2,400,000 Ordinary Shares (convertible from the outstanding Series B Preferred Shares) currently held by the existing holders of Series B Preferred Shares are reserved for issuance to the Key Parties in accordance with the terms and conditions of the Option Agreement and the Option Supplementary Agreement.

8.                                      CONFIDENTIALITY AND NON-DISCLOSURE.

8.1                               Disclosure of Terms.  Each party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Agreements, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below.  Save for Intel which shall be separately bound by the Corporate Non- Disclosure Agreement as referred to below in Section 8.5, each Series C Investor and each Lender agrees with the Company that such Series C Investor or Lender will keep confidential and will not disclose or divulge, any information which the Series C Investor or Lender obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and Series C Investor or the Lender, or pursuant to information rights granted under the Amended and Restated Investors’ Rights Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Series C Investor or such Lender, or unless the Company gives its written consent to such Series C Investor’s or such Lender’s release of the information.

8.2                               Press Releases.  Within sixty (60) days of the Closing, the Company may issue a press release related to the Closing, disclosing that the Series C Investors and the Lenders have invested in the Company provided that (a) the release does not disclose any of the Terms, (b) the press release does not disclose the amount or other specific terms of the investment, and (c) the final form of the press release is approved in advance in writing by each Series C Investor and each Lender mentioned therein.  Series C Investors’ and Lenders’ names and the fact that the Series C Investors and the Lenders are shareholders in the Company can be included in a reusable press release boilerplate statement, so long as each Series C Investor or each Lender has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved.  No other announcement regarding any Series C Investor or any Lender in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Series C Investor’s or such Lender’s prior written consent, which consent may be withheld at such Series C Investor’s or such Lender’s sole discretion.

8.3                               Permitted Disclosures.  Notwithstanding anything in the foregoing to the contrary,

(a)                                 the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(b)                                 each Series C Investor and each Lender (and its fund manager) may, without disclosing the identities of the other Series C Investors or other Lenders or the Terms of their respective investments in the Company without their consent, disclose such Series C Investor’s or such Lender’s investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website (without requiring the Company’s further consent).  If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Series C Investor or such Lender.

(c)                                  each Series C Investor and each Lender shall have the right to disclose:

(i)                                     any information to such Series C Investor’s or such Lender’s Affiliate or fund manager, such Series C Investor’s or such Lender’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee of such Series C Investor or such Lender, fund manager or Affiliate and any of their investors or respective Affiliates, provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)                                  any information for fund and inter-fund reporting purposes;

(iii)                               any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues); and/or

(iv)                              any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company,

(v)                                 any information contained in press releases or public announcements of the Company pursuant to Section 8.2 above.

(d)                                 the confidentiality obligations set out in this Section 8 do not apply to:

(i)                                     information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 8 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;

(ii)                                  information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)                               the disclosure of information by any director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 8.3.

8.4                               Legally Compelled Disclosure.  In the event that any party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 8, such party (the “Disclosing Party”) shall if and to extent that it can lawfully do so provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

8.5                               The provisions of this Section 8 shall be in addition to, and not in substitution for, the provisions of the separate nondisclosure agreements executed by the Company with Intel and/or its affiliates with respect to the transactions contemplated herein.  Additional disclosures and exchange of confidential information between the Company and Intel (including any exchanges of information with any board observer designated by Intel) shall be governed exclusively by the terms of the Corporate Non-Disclosure Agreement No. 9323388 dated August 31, 2005, executed by the Company and Intel Corporation (the “Intel Non-Disclosure Agreement”).

9.                                      MISCELLANEOUS.

9.1                               Governing Law.  This Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

9.2                               Survival.  The representations, warranties, covenants and agreements made herein shall survive any due diligence investigation made by any party hereto and shall survive the Closing.

9.3                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments.  This Agreement and the rights and obligations herein may be assigned by any Series C Investor to any affiliate of such Series C Investor.  No Warrantor may assign its rights or delegate its obligations under this Agreement without the written consent of each Series C Investor.

9.4                               Entire Agreement.  This Agreement, the Amended and Restated Investors’ Rights Agreement and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.5                               Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:	To Beijing Blue I.T.:

c/o Beijing Blue I.T. Technologies Co., Ltd. 6th Floor, Xing Ke Building No. 10 Jiu Xianqiao Road Chaoyang District, Beijing 100016, PRC Attn: Board of Directors Fax Number: +8610 6437 4251	6th Floor, Xing Ke Building No. 10 Jiu Xianqiao Road Chaoyang District, Beijing 100016, PRC Attn: Song Wang Fax Number: +86 10 6437-5315

To the PRC Subsidiary:	To each Key Party:

c/o Beijing Blue I.T. Technologies Co., Ltd. 6th Floor, Xing Ke Building No. 10 Jiu Xianqiao Road Chaoyang District, Beijing 100016, PRC Attn: Board of Directors Fax Number: +8610 6437 4251	c/o Beijing Blue I.T. Technologies Co., Ltd. 6th Floor, Xing Ke Building No. 10 Jiu Xianqiao Road Chaoyang District, Beijing 100016, PRC Attn: Attn: Song Wang Fax Number: +86 10 6437-5315

To Beijing Jingtian:	To Shanghai Jnet:

6th Floor, Xing Ke Building No. 10 Jiu Xianqiao Road	Room 527, 1033 Kang Ding Road, Jing An District, Shanghai

Chaoyang District, Beijing 100016, PRC Attn: Song Wang Fax Number: +86 10 6437-5315	Attn: Yong Sha Fax Number: +8621 5228 9716

To the Series C Investors or the Lenders: The addresses and fax numbers set forth opposite each Series C Investor or each Lender on Schedule C

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.5 by giving the other party written notice of the new address in the manner set forth above.

9.6                               Amendments and Waivers.  This Agreement may be amended only with the prior written consent of the Company and all the Series C Investors and the Lenders.  Notwithstanding the foregoing, this Section 9.6 may not be amended without the prior written consent of each party hereto.

9.7                               Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

9.8                               Professional Fees.  The Company shall pay the Series C Investors’ and the Lenders’ fees and expenses, including legal, accounting and out-of-pocket costs incurred by the Series C Investors in connection with the transactions contemplated hereby, within five (5) Business Days after its receipt of written invoices for such fees and expenses, provided that such fees and expenses shall not exceed US$20,000.  In the event the Closing does not occur due to a reason attributable to the Company, the Company shall promptly reimburse to the Series C Investors all legal and other professional costs and expenses incurred by or on behalf of the Series C Investors in connection with the transactions contemplated by this Agreement.  In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or any Shares or Conversion Shares, the prevailing party shall be entitled to an award of reasonable attorney’s fees and out-of pocket expenses from the losing party.

9.9                               Finder’s Fees.  Except as set forth in Section 9.9 of the Disclosure Schedule by the Company, each party (a) represents and warrants to the other party hereto that it has not retained any finder or broker in connection with the transactions contemplated by this Agreement, and (b)

hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

9.10                        Interpretation; Titles and Subtitles.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.11                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.12                        Severability.  Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

9.13                        Exculpation among Series C Investors and Lenders.  Each Series C Investor and each Lender acknowledges that it is not relying upon any person or entity other than the Company and its officers and directors in making its investment or decision to invest in the Company.  Each Series C Investor and each Lender hereby waives any claim against, and covenants not to sue, any other Series C Investor, Lender or the respective controlling persons, officers, directors, members, partners, agents or employees of any Series C Investor or Lender on account of any action heretofore or hereafter taken or omitted to be taken in connection with this Agreement or any transaction contemplated hereby.

9.14                        Pronouns.  All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

9.15                        Dispute Resolution.

(a)                                 Negotiation Between Parties; Mediations.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant parties, then each party to the dispute that is a company shall nominate one authorized officer as its representative.  The relevant parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute.  If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party to the dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below.  This procedure shall be a prerequisite before taking any additional action hereunder.

(b)                                 Arbitration.  In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules; and (ii) the language of the arbitration shall be English.  Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Series C Investor or any Lender unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such Series C Investor, such Lender or its Affiliates to conduct its respective business operations or to make or dispose of any other investments.  The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.16                        Exclusivity.  Each Warrantor hereby agrees that, unless otherwise agreed to by the Series C Investors, prior to December 29, 2009, neither the Warrantor nor any of its representative or agent shall directly or indirectly initiate, respond to, or participate in any discussions regarding, or accept any proposal for, any equity or debt financing or sale of any of the Group Companies or their Subsidiaries, unless with the prior written consent of each of the Series C Investors.  If the Closing does not occur prior to December 29, 2009, this exclusivity requirement will automatically expire and no longer bind the Warrantors, their agents or representatives.

9.17                        JAFCO Rights.  Any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. (“JIAP”) or any other fund manager of JAFCO or their nominees (“JAFCO Manager”), unless JAFCO has (a) given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager; and (b) not given notice to the other parties that such notice which is given under this Section 9.17 has been revoked.

[Signature Page Follows]

Schedule A

Schedule of Series C Investors and Lenders

A	B	C	D	E	F	G	H	I
Series C Investors and/or Lenders	Purchase Price for Series C-1 Preferred Shares (US$)	No. of Series C-1 Preferred Shares Purchased	Amount of Bridge Loan Cancelled (US$)	No. of Series C-2 Preferred Shares Converted from Notes	Purchase Price paid for Series C-3 Preferred Shares (US$)	Total No. of Series C-3 Preferred Shares Purchased	Total Purchase Price for Series C Preferred Shares (US$)	Total No. of Series C Preferred Shares Obtained
Qiming Venture Partners, L.P.	1,441,600	3,696,410	727,000	2,385,953	540,600	2,241,095	2,709,200	8,323,458
Qiming Managing Directors Fund, L.P.	21,600	55,385	11,000	36,102	8,100	33,579	40,700	125,066
Ignition Venture Partners III, L.P.	528,800	1,355,897	267,000	876,271	198,300	822,066	994,100	3,054,234
Ignition Managing Directors Fund III, LLC	16,000	41,026	8,000	26,255	6,000	24,873	30,000	92,154
Starr International Cayman, Inc.(1)	—	—	723,000	2,372,825	—	—	723,000	2,372,825
SIG China Investments One, Ltd	1,312,000	3,364,103	217,000	712,176	492,000	2,039,620	2,021,000	6,115,899
JAFCO Asia Technology Fund II	—	—	433,000	1,421,071	—	—	433,000	1,421,071
Intel Capital Corporation	363,800	932,821	397,000	1,302,920	136,200	564,626	897,000	2,800,367
Investor Investments Asia Limited	3,021,000	7,746,153	575,000	1,887,102	1,133,100	4,697,344	4,729,100	14,330,599
Investor Group Asia LP	1,295,200	3,321,026	247,000	810,633	485,700	2,013,504	2,027,900	6,145,163
TOTALS	8,000,000	20,512,821	3,605,000	11,831,308	3,000,000	12,436,707	14,605,000	44,780,836

1.             Starr and JAFCO are Lenders but not a Series C Investor

Schedule B

Disclosure Schedules

Schedule C

Series C Investors and Lenders and Addresses for Notices

Name of Series C Investor or Bridge Loan Lender	Address for Notices

QIMING VENTURE PARTNERS, L.P.	11400 SE Sixth Street Suite 100 Bellevue, Washington 98004 Attention: John Zagula Phone: (425) 709-0772 Fax: (425) 709-0798

QIMING MANAGING DIRECTORS FUND, L.P.	11400 SE Sixth Street Suite 100 Bellevue, Washington 98004 Attention: John Zagula Phone: (425) 709-0772 Fax: (425) 709-0798

IGNITION VENTURE PARTNERS III, L.P.	11400 SE Sixth Street Suite 100 Bellevue, Washington 98004 Attention: John Zagula Phone: (425) 709-0772 Fax: (425) 709-079

IGNITION MANAGING DIRECTORS FUND III, LLC	11400 SE Sixth Street Suite 100 Bellevue, Washington 98004 Attention: John Zagula Phone: (425) 709-0772 Fax: (425) 709-079

STARR INTERNATIONAL CAYMAN, INC.

c/o C.V. Starr Investment Advisors (Asia) Limited

Suite 4006, Central Plaza, 18 Harbour Road, Wanchai,

Hong Kong

Attention: Mr Cesar Zalamea / Ms Elaine Zong

With an e-mail copy in PDF format to :

elaine.zong@cvstarr.com

Fax: (852) 2905-1555

SIG CHINA INVESTMENTS ONE, LTD

Suite 5711, Plaza 66

1266 Nanjing Road West

Shanghai, China 200040

Fax: +86 21 6113 0128

Attention: Peter Tan

All email correspondence to: Peter.Tan@sig.com

With a copy to:

Michael L. Spolan

Susquehanna Asia Investment, LLP

101 California Street, Suite 3250

San Francisco, CA 94

JAFCO ASIA TECHNOLOGY FUND II

c/o JAFCO Investment (Asia Pacific) Ltd

6 Battery Road

#42-01 Singapore 049909

Attention: The President

Fax: +65 6221 3690

With a copy to:

JAFCO Investment (Hong Kong) Ltd.

Beijing Representative Office

Room 801

Beijing Fortune Building

No.5 Dong San Huan Bei Lu

Chao Yang District, Beijing 100004, China

Attention: Chief Representative

Fax: 8610 6590 9729

INTEL CAPITAL CORPORATION	c/o Intel Semiconductor Ltd 32/F Two Pacific Place 88 Queensway Central Hong Kong Fax: +852 2240-3775 Attention: APAC Portfolio Manager With an e-mail copy in PDF format to apacportfolio@intel.com

INVESTOR INVESTMENTS ASIA LIMITED

Canada Court, Upland Road

St Peter Port

Guernsey, GY1 3BQ

Fax: +44 1481 744 555

Attention: Ms. Lisa Barnett

With an e-mail copy in PDF format to:

paul.choo@investorab.com,

investorab@rbc.com,

robert.deheus@investorab.com, and

AMOALL@investorab.com

INVESTOR GROUP ASIA LP

By Investor Group Asia G.P. Ltd, its General Partner

Canada Court, Upland Road

St Peter Port

Guernsey, GY1 3BQ

Fax: +44 1481 7444 555

Attention: Ms. Lisa Barnett

With an e-mail copy in PDF format to:

paul.choo@investorab.com,

investorab@rbc.com,

robert.deheus@investorab.com, and

AMOALL@investorab.com

Exhibit A

Amended and Restated
Memorandum and Articles of Association of the Company

Exhibit B

Amended and Restated Investors’ Rights Agreement

Exhibit C

Intellectual Property Rights Assignment,
Non-Competition and Confidentiality Agreement

Exhibit D

PRC Companies’ Article of Association and Business License

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

CHINACACHE INTERNATIONAL		SEALED with the OFFICIAL SEAL of
HOLDINGS LTD.		CHINACACHE NETWORK
TECHNOLOGY (BEIJING) LIMITED

By	/s/ Xiao-Hong Kou
Print Name: Xiao-Hong Kou
Title:Director
		By	/s/ Song Wang
Print Name: Song Wang
Title: Legal Representative

SEALED with the OFFICIAL SEAL of
BEIJING BLUE I.T. TECHNOLOGIES
CO., LTD.

By	/s/ Xiao-Hong Kou
Print Name: Xiao-Hong Kou
Title: Legal Representative

Signature page to Series C Preferred Share Purchase Agreement in respect of ChinaCache International Holdings Ltd.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SEALED with the OFFICIAL SEAL of		SEALED with the OFFICIAL SEAL of
BEIJING JINGTIAN TECHNOLOGY CO.,		SHANGHAI JNET TELCOM CO., LTD.
LTD.

By	/s/ Xinxin Zheng	By	/s/ Yong Sha
Print Name: Xinxin Zheng		Print Name: Yong Sha
Title: Legal Representative		Title: Legal Representative

Signature page to Series C Preferred Share Purchase Agreement in respect of ChinaCache International Holdings Ltd.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SIGNED AND DELIVERED BY:		SIGNED AND DELIVERED BY:

/s/ Song Wang		/s/ Xiao-Hong Kou
Song Wang as an individual		Xiao-Hong Kou as an individual

CONSOLIDATED CAPITAL HOLDINGS, LTD.		HARVEST CENTURY INTERNATIONAL LTD.

By	/s/ Xiao-Hong Kou	By	/s/ Xiao-Hong Kou
Print Name: Xiao-Hong Kou		Print Name: Xiao-Hong Kou
Title: Director		Title: Director

Signature page to Series C Preferred Share Purchase Agreement in respect of ChinaCache International Holdings Ltd.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

QIMING VENTURE PARTNERS, L.P., a				QIMING MANAGING DIRECTORS FUND,
Cayman Islands exempted limited partnership				L.P., a Cayman Islands exempted limited
partnership

By:	QIMING GP, L.P., a Cayman Island			By:	QIMING CORPORATE GP, LTD., a
	exempted limited partnership				Cayman Island corporation
Its:	General Partner

	By:	QIMING CORPORATE GP,			By:	/s/ Managing Director
		LTD., a Cayman Island			Its:	Managing Director
corporation

		By:	/s/ Managing Director
		Its:	Managing Director

IGNITION VENTURE PARTNERS III,				IGNITION MANAGING DIRECTORS
L.P., a Delaware limited partnership				FUND III, LLC, a Delaware limited liability
company

By:	IGNITION GP III, LLC, a Delaware			By:	/s/ Managing Director
	limited liability company			Its:	Managing Director

	By:	/s/ Managing Director
	Its:	Managing Director

Signature page to Series C Preferred Share Purchase Agreement in respect of ChinaCache International Holdings Ltd.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

SIG CHINA INVESTMENTS ONE, LTD		STARR INTERNATIONAL CAYMAN,
INC.

By	/s/ Michael L. Spolan	By	/s/Stuart Osborne
Print Name: Michael L. Spolan		Print Name: Stuart Osborne
Title:	SIG Asia Investment LLLP	Title: Director
authorized agent for
SIG China Investments One, Ltd.

Signature page to Series C Preferred Share Purchase Agreement in respect of ChinaCache International Holdings Ltd.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year herein above first written.

JAFCO ASIA TECHNOLOGY FUND II		INTEL CAPITAL CORPORATION

By	/s/ Hiroshi Yamada	By	/s/ Michael J Scown
Print Name: Hiroshi Yamada		Print Name: Michael J Scown
Title: Attorney		Title: Authorised Signatory

INVESTOR INVESTMENTS ASIA		INVESTOR GROUP ASIA LP
LIMITED

By	/s/ Lisa Barnett	By	/s/ Lisa Barnett
Print Name: Lisa Barnett		Print Name: Lisa Barnett
Title: “A” Director		Title: “A” Director

INVESTOR INVESTMENTS ASIA		INVESTOR GROUP ASIA LP
LIMITED

By	/s/ Robert de Heus	By	/s/ Robert de Heus
Print Name: Robert de Heus		Print Name: Robert de Heus
Title: “B” Director		Title: “B” Director

Signature page to Series C Preferred Share Purchase Agreement in respect of ChinaCache International Holdings Ltd.